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



        IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                   IN AND FOR NEW CASTLE COUNTY

GOLDEN CYCLE, LLC, a Pennsylvania         )
limited liability company,                )
                    Plaintiff,            )
                                          )
               v.                         )   C.A. No. 16301
                                          )
LIONEL M. ALLAN,  JAMES J. KELLY, JR.,    )
JOSEPH F. KEENAN, JOSEPH PIAZZA, SR.,     )
GLOBAL MOTORSPORT GROUP, INC.,            )
STONINGTON ACQUISITION CORP. and          )
GMG ACQUISITION CORP                      )
                    Defendants.           )

               THIRD AMENDED AND SUPPLEMENTED COMPLAINT

          Golden Cycle, LLC ("Golden Cycle"), as and for its

Third Amended and Supplemented Complaint, alleges on knowledge with respect to itself and its own acts, and upon information and belief as to all other matters, as follows:

                       NATURE OF THE ACTION

          1.   For more than seven months Golden Cycle has

attempted to acquire Defendant Global Motorsport Group, Inc.

("Global") at a price substantially in excess of the company's market value and has advised the company that it is continuing to evaluate its position with the goal of maximizing stockholder value.  The Individual Defendants' response to Golden Cycle's acquisition proposal has been stubborn obstructionism.  While professing they are attempting to maximize shareholder value, the

Individual Defendants' actions demonstrate their intent is to fend off Golden Cycle's bid at any cost.

          2.   The Individual Defendants' blind obstructionism

has led them to sign a conditional tender offer/merger agreement with Defendants Stonington Acquisition Corp. and

GMG Acquisition Corp. (collectively, "Stonington") at $19.50 per share without first approaching Golden Cycle to see whether it would increase its offer.  Stonington's proposal has several material conditions including the obtainment of financing and the execution of employment contracts with unidentified members of senior management.  Although the conditional $19.50 Stonington offer is $.50 (less than 3%) more than Golden Cycle's then

pending fully-financed offer, the Individual Defendants have effectively terminated the auction for Global through the

retention and adoption of defensive provisions including

substantial and preclusive lock-ups (valued at approximately $.77 per share) and a Poison Pill.

          3.   Demonstrating the seriousness of its interest in

acquiring Global, Golden Cycle subsequently increased its bid to

$20 per share.  Unlike the Stonington bid, Golden Cycle's $20 offer has no financing contingency.  It is conditioned, however,

on the invalidation of the auction ending lock-ups and Poison

Pill.

          4.   While alarming in that it disregards the interests

of stockholders, the Individual Defendants' conduct is consistent with their pattern of behavior.  Indeed, without ever meeting with Golden Cycle or providing it with due diligence information which would permit it to determine whether an even higher offer is appropriate, over the past seven months the Individual

Defendants have signed three successive merger agreements, at progressively lower prices, each with substantial and preclusive lock-ups, all the while continuing to hide behind a formidable array of takeover defenses.  Two of the three contingent

agreements have fallen through and the third, the recent

agreement with Stonington, is priced below Golden Cycle's

current, fully financed $20 offer.

          5.   The Individual Defendants' conduct violates

fiduciary obligations to maximize stockholder value and to

investigate and evaluate Golden Cycle's offer independently and in good faith. Specifically, the Individual Defendants violated their duties by, among other things:

               (a)  Agreeing to sell Global without obtaining the

highest price reasonably available;

               (b)  Accepting unreasonable and preclusive break-

up and expense fees as a condition to the proposed merger with

Stonington;

               (c)  Relinquishing to Stonington the power to

redeem or amend Global's Poison Pill; and

               (d)  Failing to exempt Golden Cycle offer from

Global's Poison Pill and the provisions of 8 Del. C. $203.

          6.   Through its participation in the above events,

Stonington has aided and abetted the Individual Defendants in the foregoing breaches.  Unless enjoined, the Defendants' illegal and inequitable conduct will continue and the tender offer/merger agreement with Stonington will be consummated.

          7.   Plaintiff seeks, among other things, declaratory

relief and an injunction order:   (a) requiring Defendants to

give Golden Cycle access to all confidential information made available to Stonington to enable Golden Cycle to evaluate

whether an even higher bid is appropriate; (b) invalidating the break-up fees and expense reimbursements granted by Global to

Stonington to enable Golden Cycle to compete on an equal economic footing; (c) redeeming Global's shareholder rights plan and

exempting Golden Cycle's offer from Delaware anti-takeover laws

(8 Del. C. $203); and (d) enjoining the proposed merger with

Stonington for 45 business days after delivery of due diligence to give Golden Cycle a fair opportunity to present its best bid to shareholders.  Golden Cycle also seeks an Order declaring that the Individual

Defendants set an improper record date for Golden Cycle's

outstanding consent solicitation on the grounds Defendants

violated 8 Del. C. $213(b) by purporting to set a record date more than ten days after the date of the resolution setting the record date.

                        THE PARTIES

          8.   Defendant Global Motorsport Group, Inc. is a


Delaware corporation with its principal place of business in

California.  Global is the largest independent supplier of

aftermarket parts and accessories, including replacement parts,

custom parts and apparel, for Harley-Davidson motorcycles.

Global distributes its own products as well as products supplied by other recognized manufacturers.

         9.   The Individual Defendants comprise Global's four-

member Board of Directors (the "Board").  In addition, Defendant

Joseph F. Keenan is the Chairman of the Board, Defendant Joseph

Piazza, Sr.,  is the President and Chief Executive Officer,

Defendant James J. Kelly, Jr. is the Executive Vice President and

Chief Financial Officer, and Defendant Lionel M. Allan is the

company's "legal consultant."

          10.  Defendant Stonington Acquisition Corp. is a

Delaware corporation with its principal place of business in New

York.  Defendant GMG Acquisition Corp. is a wholly owned

subsidiary of Stonington Acquisition Corp. and was created in order to effectuate the proposed merger.

          11.  Plaintiff Golden Cycle is a Pennsylvania limited

liability company with its principal place of business in

Harrisburg, Pennsylvania.  Golden Cycle is the record owner of

100 shares of Global common stock and the beneficial owner of

528,100 shares.  Golden Cycle's stock holdings represent about

10.4% of Global's outstanding capital stock.

          12.  The principals of Golden Cycle are Alexander Grass

and his son, Roger Grass.  Alexander Grass was a founder of Rite

Aid Corporation, was its Chairman, President and Chief Executive

Officer until March 1995 and presently serves as a director and

Chairman of Rite Aid's Executive Committee.  Alexander Grass also has been a director of Hasbro, Inc., and the President, Chairman and Chief Executive Officer of Super Rite Foods, Inc.  Roger

Grass is Chairman of Biker's Depot, Inc., which owns and operates superstores that sell aftermarket parts and accessories for

Harley-Davidson motorcycles.

                 GLOBAL'S LACKLUSTER PERFORMANCE

          13.   In the past decade, Harley-Davidson has

experienced a renaissance with increased demand for its

motorcycles and associated products.  Global's stockholders have not benefitted from that rebirth.  Founded in 1970, Global has never paid a dividend.  While one of the Board's advisors stated

on October 5, 1998, that Global's stock had a near term value of

$20 per share, the stock closed as low as $11 during the first quarter of 1998, at $14 15/16 the day before Golden Cycle

announced its interest in an acquisition and at $12.50 two days after the advisor's announcement.

                     THE BOARD AMPLY REWARDS
              ITSELF FOR ITS MEDIOCRE STEWARDSHIP

          14.  For stockholders, Global's performance has been

less than successful.  For the Board and senior management,

however, Global is a source of great financial reward.

          15.  According to Global's September 1997 Proxy

Statement (the "1997 Proxy"), Defendant Kelly's 1997 salary and bonus as CFO was about $140,000. He also received options to buy 32,250 shares of Global stock. Global has not disclosed Defendant Piazza's compensation as CEO but, presumably,

it is greater than Defendant Kelly's.

          16.  Global's public disclosures indicate Defendants

Keenan and Allan are well compensated.  According to the 1997

Proxy, non-management directors receive $20,000 per year plus expenses.  In addition, since 1992, Defendant Allan has acted as a "legal consultant" to the company an arrangement pursuant to which he receives $101,000 annually, including a $12,000 "office allowance."  Further, Defendant Keenan is being paid at least

$30,000 a year to serve as Global's chairman -- in addition to the $20,000 he already receives as a "non-management director."

          17.  Rather than linking themselves economically to the

interests of stockholders, the Individual Defendants hold

virtually no common stock.  As of the date of the 1997 Proxy,

Defendant Kelly owned fewer than 2,000 shares of stock.

Defendant Keenan held 2,500 shares.  Defendant Allan and

Defendant Piazza held no shares.

                      THE TAKEOVER DEFENSES

          18.  The Board's performance and skimpy stock holdings

provide little assurance of continued incumbency.  Moreover, the company's equity is heavily concentrated in the hands of a few,

highly sophisticated investors.  On information and belief, half or more of the stock is held by ten institutional investors.

          19.  On November 13, 1996, the Board adopted a potent

takeover defense in the form of a stockholder rights plan (the

"Poison Pill").  The Poison Pill allows the Board to prevent the consummation of any tender or exchange offer, even one providing substantial benefits to Global's stockholders.  The Board

declared a dividend of one common stock purchase right (a

"Right"), payable to each of Global's stockholders of record as of December 13, 1996.  Each

Right entitles the holder to purchase one one-thousandth of a share of Global's Series A Participating Preferred Stock, $0.001

par value, for each share of Global common stock held by the

Right holder for $80 per share (the "Purchase Price"), subject to adjustment.

          20.  The Rights are exercisable on the earlier of 10

days (or such later date as may be determined by a majority of the Board following:  (i)  a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person")

has acquired beneficial ownership of 15% or more of Global's outstanding common stock, or (ii) the commencement of, or the announcement of the intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of Global's

outstanding common stock.

          21.  In the event a person becomes an Acquiring Person,

each holder of a Right (other than Rights exercised or

beneficially owned by the Acquiring Person) will be entitled to receive on exercise a number of shares of Global common stock having a market value of twice the Purchase Price.  In the event the holder does not exercise its Right and accept the common stock and Global is acquired through a merger, the Right holder would be entitled to receive, on exercise, shares of the

acquiring company's common stock equal to two times the Purchase

Price.  Global's Board can redeem the Rights for $0.001 each, or can amend the Poison Pill to make the Rights inapplicable to a proposed acquisition, except that following the date a person becomes an Acquiring Person, the Poison Pill may be redeemed only by Continuing Directors.

          22.  Due to the prohibitive costs the Poison Pill

imposes on an Acquiring Person, any tender offer which triggers the Rights cannot practically be consummated unless Global's

Board redeems or amends the Poison Pill or declares the tender offer to be a Permitted

Offer.  Accordingly, the Individual Defendants can block any proposed tender offer regardless of the interests of Global's stockholders.

          23.  A second de facto poison pill adopted by the

Individual Defendants comes in the form of Stock Options which have been granted in the last year.  Through the end of 1997,

Global had never granted options which vested immediately.  In

January and February 1998, however, the Individual Defendants granted options to purchase 461,000 shares.  Of that amount,

options to purchase 160,000 shares at $12.25 were granted to the

Individual Defendants, all of which were fully vested.  These recent options, coupled with the previously issued options, all vest upon a change of control and increase the cost of acquiring

Global by millions of dollars.  The increased cost of acquisition created by the Stock Options serves as an additional takeover defense for the company (the "Option Pill").

          24.  In addition to the Poison Pill and the Option

Pill, Global is subject to the anti-takeover provisions of 8 Del.

C. $203.  As with the Poison Pill, the Board can exempt Golden

Cycle's offer from the effects of Section 203.

     25.  The actions of the Individual Defendants make it

clear they will not fairly consider the Global Cycle bid and determine whether, in the interests of the stockholders, it

should be declared to be a Permitted Offer.

                        THE GOLDEN OFFER

          26.  On March 23, 1998, Golden Cycle delivered a letter

to Global offering to purchase all of Global common stock for $18

per share (the "18 Offer")    a 23% premium over the market close

on the last previous trading day.  In the letter, Golden Cycle advised Global all terms of the $18 Offer, including price, were negotiable.  Golden Cycle requested access to

Global's books and records in order to identify undisclosed value

Golden Cycle had not taken into account.

          27.  Several days later, having received no response to

the $18 Offer, Golden Cycle initiated a consent solicitation to replace the Board with individuals committed to maximizing

shareholder value and a tender offer to purchase all of Global's outstanding stock for $18 per share.

                  THE BOARD DECIDES TO SELL BUT
               ESTABLISHES AN UNEVEN PLAYING FIELD

          28.  In response to the $18 Offer and Golden Cycle's

consent solicitation and tender offer, Global determined it would an alternative transaction, supposedly on which would maximize shareholder value.  As stated by Defendant Kelly: "It's my

understanding ... that we have a fiduciary responsibility to maximize value for the shareholders.... [W]e have a fiduciary responsibility for all the shareholders to explore the

alternatives and maximizing shareholder at a fair price was our responsibility."  (Apr. 23, 1998 Dep. at 56)  When describing the

Board's instructions to Global's investment banker, Defendant

Keenan gave similar testimony: "we instructed Cleary Gull to go about examining the alternatives, trying to arrange and see if there was a sale of the company possible, to look at any avenue that would help us maximize the value to shareholders."  (May 22,

1998 Tr. Trans. at 100)

          29.  Although the Individual Defendants committed

themselves to maximizing shareholder value, they refuse to

fulfill the obligations that accompany such a decision and remain unwilling to consider seriously and fairly an acquisition by

Golden Cycle.  Indeed, the Individual Defendants' conduct

demonstrates they have no intention of working to obtain the highest price, but, rather, that their goal is to enter a

transaction with any entity other than Golden Cycle.

          30.  The Individual Defendants refused Golden Cycle's

$18 Offer claiming, among other things, they needed more time to evaluate proposals submitted by alternate bidders.  On May 21,

1998, two months after plaintiff submitted the $18 Offer,

Defendant Keenan testified that the Board was still in the

preliminary stages of the bidding process.  Information was still being provided to potential bidders, the first party to initiate due diligence had begun its review a mere nine days before, some bidders still had to begin due diligence, no deadline had been set for suitors to submit bids and the Board had not received any proposals from any bidders.

          31.  Despite the fact the bidding process was in its

infancy, approximately twenty-four hours after Defendant Keenan testified Global had not received any proposals, the Board signed a letter of intent with Fremont Partners pursuant to which

Fremont would purchase all of Global's outstanding stock for $23 per share (the "$23 Conditional Proposal").  Fremont's non-

binding bid was expressly conditioned on Fremont obtaining

financing and performing a due diligence review.  Although the

$23 Conditional Offer was not binding on Fremont, the Individual

Defendants granted Fremont a $500,000 expense reimbursement and a

$5.0 million break-up fee.  The letter of intent also contained a no-shop provision which required Global to cease discussions regarding a potential acquisition with any third parties and precluded the Board from negotiating with any new bidders.  Thus,

while the letter of intent was completely non-binding as to

Fremont, Global was bound by the break-up fee, expense

reimbursement and no-shop provisions regardless of whether

Fremont acquired Global.

          32.  The fallacy of the Board's hasty, precipitous

decision to enter the letter of intent was demonstrated in late

June when Fremont lowered its bid to $21.75 for 94% of Global's outstanding shares (the "21.75 Conditional Offer").  Fremont's new bid, which had a blended value of approximately $20.50 per share, still contained a financing contingency. Without any negotiations with Golden Cycle, the Board accepted the $21.75

Conditional Offer and again agreed to onerous and unreasonable break-up and expense fees of $3.5 million and $1.0 million,

respectively.  Ultimately, Fremont was unable to find acceptable financing and lowered its bid again, this time to $18.25 per share.  The Board rejected this offer, and after paying Fremont the $1.0 million expense fee, broke off dealings with Fremont on

September 28, 1998.

                      KEENAN'S FALSE PROMISE

          33.  The same day Global terminated its relationship

with Fremont, Defendant Keenan requested that Roger Grass, Golden

Cycle's Vice President, participate in a conference call with securities analysts.  During that call Defendant Keenan

represented that Golden Cycle would be permitted to conduct due diligence and that such review would not be conditioned on Golden

Cycle entering any form of standstill agreement.

          34.  On September 29, 1998, the Individual Defendants

provided Golden Cycle with a draft agreement which outlined the terms under which Golden Cycle would be entitled to conduct due diligence.  Contrary to Defendant Keenan's representation, the proposed agreement contained a standstill provision.  After days of negotiations, the Individual Defendants agreed to give Golden

Cycle limited, dated information without a standstill, but

refused to allow Golden Cycle to interview management or review information in a data room that was open to other bidders.  The

Individual Defendants took the position that interviews and

additional data would be made available only if Golden Cycle proposed a bid in excess of $18 which was acceptable to the

Board.  This proposal was unacceptable to Golden Cycle, a 10.4%

stockholder and the only party with an outstanding offer at the time.  It is particularly unacceptable given that the Global's stock was trading below $14 at the time.  Given the Individual

Defendants' obstructionist conduct and their refusal to provide due diligence on reasonable terms, Golden Cycle determined that the

Individual Defendants were so stubbornly apposed to a transaction with Golden Cycle that they would never find a Golden Cycle offer

"acceptable."

                      GOLDEN CYCLE'S $19 OFFER

          35.  Having unsuccessfully attempted to begin

negotiations with the Board and having concluded the Board would never approve a transaction with it, Golden Cycle decided to again take its proposal directly to Global's stockholders.  On

October 27, 1998, Golden Cycle announced that it was offering to purchase 99% of Global's outstanding stock for $19 per share (the

"$19 Offer") and that it would commence a consent solicitation

(the "Consent Solicitation") to replace the Board with nominees who are committed to dismantling the company's takeover defenses and enabling Golden Cycle's bid to compete in the market place with any alternative.

          36.  Golden Cycle's $19 Offer was fully financed and

contained no material contingencies or lock-ups.  The intent behind the offer and the Consent Solicitation was to replace the

Board with new directors who would create a level playing field to promote the sale of Global and the maximization of shareholder value.  Stonington was aware of the $19 Offer through publicity and its contacts with Global.

          37.  Despite the renewed higher offer, the Individual

Defendants made no effort to initiate negotiations with Golden

Cycle regarding due diligence or the terms of the new offer.

Global's inaction stands in stark contrast to its October 29 press release which emphasized that the Board was "committed to maximizing shareholder value."

          38.  On October 29, Global also announced that its

Board had fixed November 10 as the record date for determining the stockholders entitled to execute written consents in

connection with the Consent Solicitation.  The setting of the

record date on November 10   more than ten days after October 29

  violates 8 Del. C. $ 213(b) which precludes a board from

setting
a record date more than ten days after the date upon which the resolution fixing the record date is adopted.

                       THE PROPOSED MERGER

          39.  On November 9, 1998, Global announced that it had

entered into a definitive merger agreement with Stonington.  The proposed merger will take the form of a tender offer for all outstanding shares at $19.50 cash followed by a cash merger for the remaining shares at the same price (the "$19.50 Conditional

Offer").

          40.  The $19.50 Conditional Offer is remarkably similar

to the two failed Fremont transactions in that it is conditioned on Stonington obtaining financing and includes onerous break-up fees of $3.0 million and expense fees of $1.0 million

(collectively, the "Break-Up Fees"), a no-shop provision (the

"No-Shop").  The No-Shop precludes the Individual Directors from negotiating with third parties unless the third party signs a confidentiality and standstill agreement similar to that signed by Stonington.  Given Golden Cycle's repeated rejection of a standstill provision, the Individual Defendants and Stonington knew that this was a condition that was unacceptable to Golden

Cycle.

          41.  The terms of the $19.50 Conditional Offer

agreement also preclude Global from redeeming the Rights,

amending the Poison Pill or exempting any person from the

provisions of the Poison Pill without Stonington's consent (the

"Pill Lock-Up").  As a result of the Pill Lock-Up, Stonington,

not the Individual Defendants, has the ability to determine

whether an acquisition should be deemed to be exempt from the provisions of the Poison Pill.  Of course, Stonington has an interest in seeing that no other acquisition proposals are deemed exempt so that its $19.50 Conditional Offer will not face

competition.

               THE BOARD FAILED TO FULFILL ITS DUTIES

          42.  By meeting and sharing confidential information

with bidders, by entering two conditional merger agreements with

Fremont, and by repeatedly stating the Board's objective was to maximize shareholder value, the Individual Defendants initiated an active biding process designed to sell control of Global.  As a result, the Individual Defendants had a duty to pursue the transaction yielding the highest value reasonably available and to negotiate with all qualified bidders to that end.  The Board's refusal to provide due diligence materials to Golden Cycle and its decision to approve the $19.50 Conditional Offer without first contacting Golden Cycle to discuss whether Global would enhance its fully-financed bid violated those duties.

          43.  The Break-Up Fees and No-Shop were showstoppers

designed not to induce a higher bid and promote the auction, but to preclude Golden Cycle from competing with the $19.50

Contingent Offer.  At the time the Board agreed to the Break-Up

Fees and No-Shop, it had received a $19 fully financed bid from

Golden Cycle.  In order to obtain a highly conditional $.50

increase, the Board granted lock-ups worth $.77 per share and gave away its authority to entertain a higher offer.  Any

arguable benefit from the $.50 increase is wholly out of

proportion to the lock-ups granted.
           44.  The unreasonableness of the $19.50 Conditional

Offer and its roadblocks becomes particularly obvious when

compared to Golden Cycle's $19 Offer: the $19 Offer is full

financed, the $19.50 Conditional Offer is not; Golden Cycle never requested any lock-ups, the $19.50 Conditional Offer contains the

Break-Up Fees and the No-Shop; and the $19 Offer proposed a

process whereby all interested bidders could inspect Global's books to present their best bid; the $19.50 Conditional Offer precludes potential suitors from inspecting Global's on

acceptable terms.  Because the $19.50 Conditional Offer, Break-Up

Fees, and No-Shop were
designed to end, not promote the auction of Global, their

adoption violated the fiduciary duties the Individual Defendants owe to Global's stockholders.

          45.  The Individual Defendants have a fiduciary

obligation to manage the business and affairs of Global in a manner that is in the best interests of Global's shareholders.

By approving the Pill Lock-Up and thereby agreeing not to redeem the Rights, amend the Poison Pill or exempt any person from the provisions of the Poison Pill without Stonington's consent, the

Individual Defendants have abdicated and violated their duties as directors of Global.

          46.  Stonington is and was aware of the Individual

Defendants' fiduciary duties to Global's stockholders and that the Individual Defendants' conduct described above violated those duties.  In particular, it knew that Golden Cycle would not sign a confidentiality and standstill agreement similar to the one

Stonington executed in April, 1998, the adoption of the Break-Up

Fees and No Shop provision were showstoppers designed to end the auction over Global and the adoption of the Pill Lock-Up was an improper abdication of fiduciary responsibility.

                    GOLDEN CYCLE'S $20 OFFER

          47.  On November 12, 1998, Golden Cycle increased its

offer to $20 per share (the "$20 Offer").  Golden' Cycle's new offer is fully financed and is conditioned only on the

elimination of the Break-Up Fees and Golden Cycle's nominees being elected to the Board and entering an agreement with Golden

Cycle.

          48.  There is no question Golden Cycle's $20 Offer is

fair from a financial perspective to Global's stockholders and that it the highest outstanding offer.  Nevertheless, the Board has refused to even negotiate with Golden Cycle, let alone accept the $20 Offer, terminate the $19.50 Conditional Offer, eliminate the Break-Up Fee and No-Shop, or exempt the $20 Offer from the Poison Pill or $ 203. The Individual Defendants'

refusal to take these steps denies Global's stockholders the opportunity to achieve maximum value for their shares and

constitutes a violation of fiduciary duty.

          49.  The submission of the $20 Offer a mere three days

after the Individual Defendants announced the $19.50 Contingent

Offer demonstrates that the auction for Global was not completed on November 9.  Indeed, the $20 Offer makes clear that by

refusing to negotiate with Golden Cycle the Board violated its duties by  failing to obtain the highest value reasonably

available for shareholders.

                         IRREPARABLE INJURY

          50.  Global's use of or reliance upon the Poison Pill

and other defensive measures to obstruct Golden Cycle's $20 offer and the Consent Solicitation is hindering and preventing Golden

Cycle from exercising its fundamental rights under Delaware law,

including, but not limited to, the right to conduct a consent solicitation.  The Individual Defendants' conduct makes it

impossible for Global's stockholders to choose between a fully-

financed at $20 bid and a contingent $19.50 bid or to sell their shares for maximum value.  Moreover, the Individual Defendants have prematurely terminated the auction for Global before even negotiating with a qualified bidder.  Given that the auction was not permitted to run its course and given that all bidders were not treated equally, it is impossible to know the exact price which could have been bid for Global.  Golden Cycle's resulting injury, and the injury to Global's stockholders, will not be compensable in money damages and plaintiff has no adequate remedy at law.

                            COUNT I
        (Injunctive Relief for Breach of Fiduciary Duty)

          51.  Plaintiff repeats and realleges the allegations of

the Complaint as if fully set forth here.

          52.  The Individual Defendants bear fiduciary

obligations to Global's stockholders, including Golden Cycle.

The Individual Defendants are violating those duties by, among other things: accepting and approving the $19.50 Conditional

Offer without entering negotiations with Golden Cycle; accepting and approving the $19.50 Conditional Offer over Golden Cycle's

$20 Offer; accepting and approving the Break-Up Fee, the No-Shop,

and the Pill Lock-Up; failing to consider Golden Cycle's $20

Offer independently and in good faith; refusing to exempt the $20

Offer from the Poison Pill and from $ 203; failing to maintain a level playing field between bidders; and manipulating the record date for the Consent Solicitation.

          53.  Plaintiff has no adequate remedy at law.

                            COUNT II
         (Duty to Conduct Sale on a Level Playing Field)

          54.  Plaintiff repeats and realleges the allegations of


the Complaint as if fully set forth here.

          55.  The Individual Defendants initiated a bidding

process designed to sell Global and maximize shareholder value.

The Individual Defendants have a duty to conduct the auction in a manner that is fair to all bidders so that maximum shareholder value is obtained.  By refusing to share the same confidential information with Golden Cycle that they shared with Stonington and other suitors, the Individual Defendants have created a

uneven playing field and are violating their fiduciary duties.

          56.  Plaintiff has no adequate remedy at law.

                            COUNT III
                      (Aiding and Abetting)

          57.  Plaintiff repeats and realleges the allegations of

the Complaint as if fully set forth here.

          58.  Stonington, with knowledge of the breaches of

fiduciary duties alleged herein on the part of Global and the

Individual Defendants, substantially assisted in the breaches by executing the $19.50 Conditional Offer and accepting the Break-Up

Fee, the No-Shop and the Pill Lock-Up, thereby aiding and

abetting Global and the Individual Defendants in such breaches.

          59.  Plaintiff has no adequate remedy at law.

          WHEREFORE, Plaintiff Golden Cycle LLC respectfully

requests that this Court enter judgment against all Defendants,

and all persons in active concert or participation with them, as follows:

          (A)  Temporarily, preliminarily and permanently

enjoining Global, the Individual Defendants and Stonington:

               (i)    from agreeing to sell Global without

                      obtaining the highest price available;

               (ii)   from consummating the $19.50 Conditional

                      Offer for 45 days after Golden Cycle

                      receives due diligence so that Golden Cycle

                      will have a fair opportunity to present its

                      best bid to shareholders;

               (iii)  compelling the redemption of the Break-Up

                      Fee, the No-Shop and the Pill Lock-Up;

               (iv)   compelling the redemption of the Poison

                      Pill or the exemption of the $20 Offer from

                      its anti-takeover effects; and

               (v)    compelling the exemption of  the $20 Offer

                      from the anti-takeover effects of 8 Del. C.

                      $203.

          B.   Declaring the Defendants to have breached their

fiduciary duties.

          C.   Declaring that Stonington aided and abetted the

Individual Defendants' breaches of duty;

          D.   Declaring the purported November 10 record date to

be void and without effect;

          E.   Granting plaintiff and Global's stockholders

damages for all incidental injuries suffered as a result of

defendants' unlawful conduct.

          F.   Awarding plaintiff the costs and disbursements of

this action, including attorneys' fees.

          G.   Granting plaintiff such other and further relief

as the Court deems just and proper.

                     WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP


                     BY:
                         --------------------------------
                           David J. Margules
                           Todd C. Schiltz
                           One Rodney Square
                           920 King Street, Suite 300
                           Wilmington, DE  19801
                           (302) 777-5860

DATE: November   , 1998